Methode Electronics' Board Approves Dividend

Shareholders Approve Election of Board of Directors and Ratify Ernst & Young to Serve as Independent Registered Public Accounting Firm at Annual Meeting

CHICAGO, IL -- (Marketwire - September 17, 2009) - Methode Electronics, Inc. (NYSE: MEI), a global designer and manufacturer of electro-mechanical devices, announced today that its board of directors has declared a quarterly dividend of $0.07 per share to be paid on October 30, 2009, to common stockholders of record at the close of business on October 16, 2009.

Additionally, Methode's stockholders ratified the reelection of each member of its board of directors, as well as ratified the Audit Committee's selection of Ernst & Young LLP to serve as its independent registered public accounting firm for the fiscal year ending May 1, 2010; at its annual meeting of shareholders held today.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global designer and manufacturer of electro-mechanical devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China, Singapore, the Philippines and India. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

For Methode Electronics Inc. - Investor Contacts:
Philip Kranz
Dresner Corporate Services
312-780-7240
pkranz@dresnerco.com

Kristine Walczak
Dresner Corporate Services
312-780-7205
kwalczak@dresnerco.com